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                                                                   EXHIBIT 10.60

                               7TH WAVE CONSULTING
                               Heartsoft Agreement



May 17, 2001

Heartsoft
3101 North Hemlock Circle
Broken Arrow, OK  74012

This agreement is made as of this the 17th day of May 2001, by and between 7th Wave Consulting a California based company, having an address at 1047 Gull Avenue, Foster City, CA 94404, and Heartsoft, a Oklahoma corporation, having an address at 3101 North Hemlock Circle, Broken Arrow, OK 74012.

This agreement will allow for compensation to 7th Wave Consulting for referring Heartsoft's Internet Safari product to Mega Systems for distribution into the US and/or International retail sales channel. The terms of this agreement will be based on 7th Wave consulting introducing and presenting Heartsoft's Internet Safari product to Mega Systems, working with Heartsoft during the contract stage and advising Heartsoft on the opportunity.

In consideration for this service, 7th Wave Consulting shall be paid a
one-time fee of         for the introduction to an entity providing the service
of retail distribution. The one-time fee of         is due with-in 30 days of
signing the contract between Heartsoft and Mega Systems.

Accepted by / Date: /s/ Benjamin P. Shell 5/21/01
                    -----------------------------


Accepted by / Date:  /s/ Jerry Rosenbusch 5/21/01
                     ----------------------------